Exhibit 99.1

Wednesday, December 12, 2012

Advant-e Corporation Announces $.02 per share Special Cash Dividend; Update on Corporate Actions

Dividend to be paid on December 28, 2012 to shareholders of record as of December 18, 2012

DAYTON, Ohio, December 12, 2012 — Advant-e Corporation (OTCQB: ADVC) today announced that its Board of Directors declared the payment of $.02 per share special cash dividend, payable on December 28, 2012 to shareholders of record as of December 18, 2012. The $.02 per share cash dividend will total approximately $1.3 Million.

The Company also provided the following update to Corporate Actions that were announced on November 5, 2012:

$2 million Share Repurchase Program – As of December 11, 2012, the Company has repurchased 4.3 million shares at a cost of $1.1 million at an average cost of approximately $.26 per share. As a result, $.9 million remains available for purchase of shares on the open market or in privately negotiated transactions.

Forward/Reverse Split – On November 30, 2012 the Company filed a Preliminary 14C with the SEC. Upon completion of the SEC’s review, the Company will file a Definitive 14C and mail it to the Company’s shareholders. Approximately twenty days after the mailing of the Definitive 14C, the Company will effect a 1-for-10,000 reverse split of its shares followed immediately by a 1,000-for-1 forward split. Shareholders holding a fractional share after the reverse stock split will be cashed out at $.27 per share on a pre-split basis. The reverse/forward split was approved by the written consent of the holders of 62% of the issued and outstanding shares of Common Stock.

Voluntary Suspension of the Company’s Obligation to File Reports with the SEC – As soon as practical after the Reverse/Forward splits, the Company intends to file a Form 15 with the SEC thereby suspending public reporting obligations.

Mr. Jason K. Wadzinski, Chairman and CEO of Advant-e stated, “We continue to make progress on our previously announced corporate actions. Because we are paying a special cash dividend prior to the completion of the reverse and forward splits, the $.02 per share dividend will be taken into account for the remainder of the share repurchase program.”

About Advant-e Corporation

Advant-e, via its wholly owned subsidiaries Edict Systems, Inc. and Merkur Group, Inc. is a provider of internet-based hosted Electronic Data Interchange (EDI) and electronic document management software and services. The Company helps businesses automate manual, paper-intensive processes via expanded use of EDI or by integrating directly with ERP/MRP systems.

Additional information about Advant-e Corporation can be found at www.Advant-e.com, www.EdictSystems.com, and www.MerkurGroup.com, or by contacting investor relations at (937) 429-4288. The company’s email is advant-e@edictsystems.com.

The information in this news release includes certain forward looking statements that are based current expectations that involve a number of significant risks and uncertainties. Advant-e cautions investors not to place undue reliance on forward-looking statements because there can be no assurance that the forward-looking statements will prove to be correct and actual results could differ materially. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development and acceptance, the impact of competitive services and pricing, or general economic risks and uncertainties. Advant-e undertakes no obligation to publicly update forward-looking statements at any time in the future.